Exhibit 10.1

LETTER OF INTENT FOR BUSINESS TRANSACTIONS

PERSONAL & CONFIDENTIAL

September 5 2014

(the "Effective Date")

This binding letter of intent (the "Letter of Intent") is made by and between the following entities: (i) Lotus MMJ Consulting LLC, a Colorado limited liability company ("Lotus"), (ii) DC Brands International, Inc., a Colorado corporation ("DC"), (iii) DC Brands Green Investors, LLC, a Colorado limited liability company ("Green"), and together with Lotus, DC, and DC Green, each a "Party" and collectively the "Parties") and sets forth the general terms and conditions of the Parties' agreement to effectuate a merger of their respective entities (the "Proposed Transaction"). This Letter of Intent contains binding provisions of understanding between the Parties.

RECITALS

A.    Lotus is a Colorado based limited liability company engaged in the medical marijuana consulting industry in Colorado and is actively expanding its operation to provide medical marijuana consulting services on a nationwide bases and Lotus is currently seeking investment capital in order to effectuate its expansion.

B.    DC is a Colorado based corporation that is publicly listed on the Over the Counter Bulletin Board ("OTCBB") market and is fully compliant with all Securities and Exchange Commission ("SEC") reporting requirements.

C.    Green is a Colorado based limited liability company currently providing consulting services to the medical marijuana industry and is looking to expand its operations into the State of Colorado.

NOW, THEREFORE, in consideration of the mutual covenants, obligations and agreements set forth in this Agreement and in the Existing Option Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties represent and agree as follows:

1.   PROPOSED TRANSACTION.

The Proposed Transaction requires additional documentation and approvals, including the preparation and approval of one or more final agreements (the "Final Agreements") setting forth the terms and conditions of the Proposed Transaction in further detail. Before the Final Agreements are reached, the Parties would like to confirm that they share an understanding of the principal terms and conditions of the Proposed Transaction, and that all Parties are willing to proceed in mutual good faith to work toward Final Agreements and a closing consistent with these terms.

Letter of Intent - Lotus MMJ Consulting LLC

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The proposal is as follows:

1(a)     Lotus agrees to effectuate a merger with Green and complete the Proposed Transaction. Green will be the surviving operating entity and will operate its business and will be rebranded as the "Lotus Consulting Group." The terms of the merger will be more particularly described in the Final Agreements.

1(b)     As partial consideration for Lotus merging with Green and completing the Proposed Transaction, Lotus will receive from DC one thousand (1,000) shares of Series E Convertible Preferred Stock ("Series E Stock") of DC. Each share of Series E Stock shall be convertible into $2,500 of DC Common Stock at any time after thirteen (13) months of issuance to Lotus. As an example, and for the avoidance of doubt, if 13 months and 1 day after issuance of the Series E Stock to Lotus, Lotus chooses to convert 100% of its Series E Stock, the result will be that Lotus will have two million five hundred thousand and NO/100ths Dollars ($2,500,000.00) worth of DC Common Stock.

1(c)     As partial consideration for Lotus merging with Green and completing the Proposed Transaction, Green shall provide Lotus with a twenty percent (20%) non-dilutive Class A Membership Interest in Green. 1(d) As partial consideration for Lotus merging with Green and completing the Proposed Transaction, DC, shall commit to provide working capital to Green in the form of a revolving promissory note in the amount of two hundred thousand and NO/100ths Dollars ($200,000.00), with the first draw of fifty thousand and NO/100ths Dollars ($50,000.00) to be made on the date that is five (5) business days after the Closing Date.

1(e)     The post-merger management structure of Green shall be more particularly described in Green's First Amended and Restated Operating Agreement and will be as follows:

(i)	Erik Santus shall act as Green's President and Chief Executive Officer.

(ii	Bob Armstrong shall act as Green's Chief Financial Officer.

(iii)	Green shall have a five (5) member Advisory Committee consisting of the following individuals: (1) Erik Santus, (2) Hung Nguyen, (3) Bob Armstrong, (4) Dave Coppfer, and (5) Ernest Martin.

1(f)     Erik Santus and Bob Armstrong will be paid an annual salary for managing Green, the amount of which shall be determined by the Advisory Committee at a later date.

1(g)     As of the Effective Date, all revenues earne and expenses derived by Lotus shall flow through Green, all in accordance with Green's First Amended and Restated Operating Agreement..

Letter of Intent - Lotus MMJ Consulting LLC

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1(h)     Erik Santus and Hung Nguyen also own and operate Lotus Medical, LLC  ("Lotus Medical"), a Colorado limited liability company that serves as a medical  marijuana dispensary center in the State of Colorado. As partial consideration for completing the Proposed Transaction, Lotus Medical agrees to engage the services of Green to provide Lotus Medical with accounting, payroll, cash flow management, and  financial reporting, all as more particularly described in the Final Agreements. Lotus  Medical is NOT part of the merger or Proposed Transaction and is only engaging Green  for those services provided under this Section 1(i). Lotus Medical is not a Party under this Letter of Intent.

1(i)     Within 1 day following the Effective Date, the Parties agree to draft and  supply a press release announcing the merger and Proposed Transaction between the  Parties. The press release will includes such information as (but not be limited to): (1)  the newly formed structure of the medical marijuana consulting entity, (2) new  management structure and branding initiative, (3) overview of current consulting  agreements, and (4) company overview and financial projections for the next three (3) years of operation.

(j) Within 30 days following the Effective Date, the parties agree to use their  best efforts to complete a new website that encompasses the Proposed Transaction and is  geared towards new investors and highlights material details of the newly merged  company and its operations.

2. TIMING.

The Parties shall execute the Final Agreements and close the Proposed Transaction on or  before October 1, 2014 (the "Closing Date").

3. FINAL AGREEMENTS.

The Final Agreements will include customary covenants, conditions, representations, and  warranties, which will be made as of the Closing Date. The Parties recognize that this is a  binding Letter of Intent, however, there may be additional elements for negotiation and  inclusion.

4. ACCESS TO INFORMATION.

While this Letter of Intent remains in effect, each Party and its advisors shall have  reasonable access to the other Party's books, records, and personnel files, and shall  receive such financial and operational data and other information as that Party shall  reasonably request. Any information so received shall be kept confidential by the  receiving Party and shall be used only for the purpose of consummating the Proposed  Transaction. On termination or expiration of this Letter of Intent, each Party shall return [promptly] any and all printed information received from the other Party in connection with the Proposed Transaction.

Letter of Intent - Lotus MMJ Consulting LLC

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AGREED AND ACCEPTED:

DC BRANDS INTERNATIONAL, INC.	LOTUS MMJ CONSULTING, LLC

/s/ Robert H. Armstrong	/s/ Erik Santu Managing
Robert H. Armstrong	Erik Santu Managing
CEO & CFO	Managing Member

DC BRANDS GREEN INVESTORS, LLC.	LOTUS MMJ CONSULTING, LLC

/s/ Robert H. Armstrong	/s/ Hung Nguyen
Robert H. Armstrong	Hung Nguyen
CEO & CFO	Managing Member

Letter of Intent - Lotus MMJ Consulting LLC